Exhibit 10(h)

                          SEPARATION AGREEMENT AND RELEASE
                          --------------------------------

     This Agreement is made between Sigma-Aldrich Corporation, including its divisions, subsidiaries, affiliated companies, successors and assigns ("SIAL"), and Peter Gleich ("Gleich").

     WHEREAS, Gleich desires to retire from his employment and settle all legal rights and obligations resulting from Gleich's employment with SIAL.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations and undertakings of the parties set forth herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Gleich has elected to retire from his employment with SIAL with an effective date as set forth in Paragraph 3.

     2. In consideration for Gleich's execution of this Separation Agreement and Release (hereinafter "Agreement"), SIAL agrees:


     (a) To pay Gleich a severance payment in the amount of $750,000.00 less deductions required by law. This amount shall be payable as follows: one-third payable January 5, 1998, one-third payable March 31, 1998 and one-third payable June 30, 1998.

     (b) To continue to cover Gleich under SIAL's group medical insurance plan through March 26, 2000. The parties acknowledge and agree that the effective date of Gleich's retirement shall constitute the qualifying event for purposes of COBRA. Should Gleich exercise his right to elect COBRA continuation coverage, SIAL agrees to pay for such coverage, provided such coverage does not extend beyond March 26, 2000. Effective March 26, 2000, Gleich shall be eligible to participate, should he so apply/elect, in SIAL's retiree health benefit program.

     (c) To pay Gleich on January 5, 1998, the amount of $268,228.00 less deductions required by law. This amount represents payment for 4,500 Sigma Aldrich incentive stock bonus units within the deferred stock program, which value was calculated as of the close of business on November 25, 1997 and increased as appropriate for tax considerations.


     (d) To allow Gleich ninety (90)days from the effective date of his retirement to exercise all stock options, with all stock options to be considered fully vested, in accordance with the terms of SIAL's Stock Option Plan.

     (e) If, in accordance with the Sigma-Aldrich Incentive Stock Plan, Gleich will be eligible for an award in 1997, in lieu of such stock award, Gleich will be provided a cash payout in an amount equal to the value of the award and increased as appropriate for tax considerations. Such payment to Gleich will be made one week after the awards have been made.

     (f) To allow Gleich to retain his Company car, car phone and computer, thereby releasing all claims of title/ownership thereto or thereof.

     (g) To reimburse Gleich for reasonable legal fees, accounting fees or consulting fees concerning this Agreement.

     3. Gleich's retirement shall become effective upon SIAL's selection and hire of a Chief Financial Officer or June 30, 1998, whichever occurs first.

     4. Gleich has elected to delay the effective date of retirement (as noted in Paragraph 3) and continue to provide his services to SIAL in a professional and responsible manner. Based upon this additional promise of Gleich, SIAL agrees, in addition to the foregoing, to compensate Gleich at an annualized salary rate of $295,000.00, less deductions required by law, until June 30, 1998. Such payments will be made in accordance with the Company's normal payroll dates following execution of this Agreement.

     5. The parties agree that the compensation and benefits described above provided Gleich by SIAL represents additional compensation and benefits to which Gleich would not be entitled absent this Agreement. The parties further agree that the compensation and benefits described above constitute the total understanding of all compensation and benefits payable by SIAL to Gleich with regard to his employment by SIAL and the termination thereof, and that no other compensation, bonuses, stock options, vacation, benefits or payments of any kind will be paid other than the amounts set forth above.

     6. SIAL hereby waives and releases Gleich from any claims of breach of fiduciary duty and/or claims arising out of the performance of Gleich's duties.

     7. Gleich hereby waives and releases SIAL, its officers, directors, representatives, and employees from any and all claims made, or which could have been made, of whatever nature, as a consequence of his employment or the termination of his employment relationship with SIAL pursuant to this Agreement, or arising out of any known or unknown fact, condition, or incident occurring prior to the date of this Agreement, including, but not limited to, all claims of discrimination under local, state or federal law, regulation or executive order, including, but not limited to, all claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Missouri Human Rights Act, City of St. Louis Ordinance No. 62710, all claims in contract or tort, all claims for lost wages, bonuses, stock options, benefits, expenses, severance, re-employment, service letters, compensatory or punitive damages, attorney's fees and all claims for any other type of damage relief. Gleich further waives all rights to future employment with SIAL. Nothing contained in this Agreement shall be construed as a waiver or release of any claim(s) of breach of contract arising out of performance of this Agreement.

     Notwithstanding the foregoing release, nothing contained in this Agreement shall limit Gleich's rights to indemnification from SIAL or his rights to coverage under SIAL's D&O coverage (or other insurance coverage) for acts or omissions as an officer of SIAL that he would be covered for under the terms of existing indemnification policies and insurance policies.

     8. Gleich covenants not to sue SIAL or any other party released herein with respect to any claim released pursuant to this Agreement.

     9. Gleich agrees not to disclose the terms or details of this Agreement to any person other than his attorney, accountant, income tax preparer, spouse and children or pursuant to court order or as otherwise required by law. Gleich agrees to ensure said individuals maintain such confidentiality.

     10. SIAL agrees to insure that those employees of SIAL or members of the Board of Directors having knowledge of this Agreement will not disclose the terms or details of this Agreement except on a need to know basis, as required to comply with applicable securities requirements, pursuant to court order or as otherwise required by law. SIAL further agrees to insure that those employees of SIAL or members of the Board of Directors having knowledge of this Agreement will not defame Gleich or make defamatory comments concerning his job performance.

     11. By execution of this document, Gleich expressly waives any and all rights to claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C. 621, et seq.:

     (a) Gleich acknowledges that his waiver of rights or claims refers to rights or claims arising under the Age Discrimination in Employment Act of 1967, is in writing and is understood by Gleich;

     (b) Gleich expressly understands that by execution of this document, Gleich does not waive any rights or claims that may arise after the date the waiver is executed;

     (c) Gleich acknowledges that the waiver of his rights or claims arising under the Age Discrimination in Employment Act is in exchange for the consideration outlined in this Agreement which is above and beyond that to which Gleich is entitled and that this waiver is not requested in connection with an existing incentive or other employment termination program;

     (d) Gleich acknowledges that SIAL expressly advised him on November 26, 1997, to consult an attorney of his choosing prior to executing this document and that he has been given a period of not less that twenty-one (21) days within which to consider this document;

     (e) Gleich acknowledges he has been advised by SIAL that he is entitled to revoke (in the event he executes this document) his waiver of rights or claims arising under the Age Discrimination in Employment Act within seven (7) days after executing this document or on or before January 2, 1998, whichever is later, and that said waiver will not and does not become effective or enforceable until this revocation period has expired. Gleich agrees that payment of monies due under this executed and unrevoked waiver shall not be payable until this revocation period has expired.

The parties further agree as follows:

     12.1 That the covenants of this Agreement are severable and that if a clause(s) shall be found unenforceable, the entire document shall not fail but shall be construed and enforced without any severed clause(s) in accordance with the terms of this document;

     12.2 That this Agreement shall supersede all other oral or written agreements or understandings between the parties with the exception that Gleich shall continue to be bound by the Agreement between SIAL and Gleich executed by him during employment by SIAL and attached hereto as Appendix A;

     12.3 That this Agreement contains the entire understanding of the parties and that this Agreement shall not be modified, altered or changed except upon the express written consent of the parties hereto;

     12.4 That SIAL's failure to exercise any of its rights in the event Gleich breaches any of the separate and distinct promises in this Agreement shall not be construed as a waiver of such breach or prevent SIAL from later enforcing strict compliance with any and all promises in this Agreement;

     12.5 SIAL and the other parties released herein specifically deny that they have violated any statute, regulation, or any other legal duty governing their relationship with Gleich. It is understood that the payments and other consideration provided by this Agreement are not and shall not be construed to be an admission of guilt or liability on the part of any party hereby released.

     13. Gleich acknowledges he has read this Agreement, that he has had a reasonable amount of time to consider its terms, that the only consideration for him signing this Agreement are the terms stated above, that no other promise, agreement, statement or representation of any kind has been made to him by any person or entity to cause him to sign this Agreement, that he is competent to execute this Agreement, that he has had an adequate opportunity to discuss this Agreement with an attorney and he has done so or he has voluntarily elected not to do so, that he fully understands the meaning and intent of this Agreement and that he is voluntarily executing it of his own free will after good faith negotiations with SIAL concerning its terms.


AGREED TO AND ACCEPTED:

/s/ Peter Gleich
_____________________________
Peter Gleich


STATE OF MISSOURI     )
                      ) ss.
CITY OF ST. LOUIS     )

     COMES NOW Peter Gleich, who states to me that he has read and understands the foregoing Agreement and agrees to and accepts its terms and conditions as a free act of his own volition.

   Subscribed and sworn to before me this 15th day of December, 1997.


                                           /s/ Sandi J. Lucido
                                           ------------------------------
                                                    Notary Public

My Commission Expires:
      8/6/2001
                                           SIGMA-ALDRICH CORPORATION

                                           By:  /s/ Tom Cori
                                              --------------------------

                                           Date: 12/11/97
                                                ------------------------


                                 Appendix "A"

[Company Logo]


AGREEMENT between SIGMA CHEMICAL COMPANY and
--------------------------------------------
                                     Peter A. Gleich
                                 -----------------------------------------------


   In consideration of the compensation and other benefits of my employment or continued employment by Sigma Chemical Company (the Company) and of other valuable consideration, I agree as follows:

CONFIDENTIAL INFORMATION

   I recognize that the Company is engaged in the business of research, development, manufacture and sale of chemicals, chemical products and allied activities, which business requires for its successful operation the fullest security of its Confidential Information of which I will acquire knowledge during the course of my employment.

   As used in this agreement, "Confidential Information" means all technical and business information of the Company, or which is learned or acquired by the Company from others with whom the Company has a business relationship in which, and as a result of which, similar information is revealed to the Company, whether patentable or not, which is of a confidential, trade secret and/or proprietary character and which is either developed by me (alone or with others) or to which I shall have had access during my employment. Confidential Information shall include all data, designs, plans, notes, memoranda, work sheets, formulas, processes, patents, customer and supplier lists.

   I shall use my best efforts and diligence both during and after my employment with the Company to protect the confidential, trade secret and/or proprietary character of all Confidential Information. I shall not, directly or indirectly, use (for myself or another) or disclose any Confidential Information, for so long as it shall remain proprietary or protectible as confidential or trade secret information, except as may be necessary for the performance of my duties for the Company.

   I shall promptly deliver to the Company, at the termination of my employment or at any other time at the Company's request, without retaining any copies, all documents and other material in my possession relating, directly or indirectly, to any Confidential Information.

   Each of my obligations in this section shall also apply to the confidential, trade secret and proprietary information learned or acquired by me during my employment from others with whom the Company has a business relationship.

COMPETITIVE ACTIVITY

   I shall not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise), at any time during the period of my employment by the Company and for a period of two years following termination for any reason of my employment with the Company engage in or contribute my knowledge to any work or activity that involves a product, process, service or development which is then competitive with and the same as or similar to a product, process, service or development on which I worked or with respect to which I had access to Confidential Information while with the Company. However, I shall be permitted to engage in such proposed work or activity, and the Company shall furnish me a written consent to that effect signed by an officer, if I shall have furnished to the Company clear and convincing written evidence, including assurances from me and my new employer, that the fulfillment of my duties in such proposed work or activity would not cause me to disclose, base judgements upon, or use any Confidential Information, including information relating to the identity of or products supplied to or purchased from the customers or suppliers of the Company.

   Following expiration of said two-year period, I shall continue to be obligated under the "Confidential Information" section of this Agreement not to use or to disclose Confidential Information so long as it shall remain proprietary or protectible as confidential or trade secret information.

   Following termination of my employment for any reason, I agree to advise the Company of my new employer within ten days after accepting new employment. I further agree to keep the Company so advised of any change in my employment for two years following termination of my employment with the Company.

   I understand that it is not the intention of this Agreement to prevent me from earning a livelihood utilizing my general purchasing, sales, professional or technical skills in any of the hospitals, businesses, research or manufacturing facilities of companies which are not directly or indirectly in competition with the Company.

IDEAS, INVENTIONS, DISCOVERIES

   I shall promptly disclose to the Company all ideas, inventions or discoveries, whether or not patentable, which I may conceive or make (alone or with others) during my employment , whether or not during working hours, and which, directly or indirectly,
     (a) relate to matters within the scope of my duties or field of responsibility during my employment with the Company; or
     (b) are based on my knowledge of the actual or anticipated business or interest of the Company; or
     (c) are aided by the use of time, materials, facilities or information of the Company.

   I hereby assign to the Company or its designee, without further compensation, all of my right, title and interest in all such ideas, inventions or discoveries in all countries of the world.

   Without further compenstation but at the Company's expense, I shall give all testimony and execute all patent applications, rights of priority, assignments and other documents and in general do all lawful things requested of me by the Company to enable the Company to obtain, maintain and enforce protection of such ideas, inventions and dicoveries for and in the name of the Company or its designee (as the case may be) in all countries of the world. However, should I render any of these services during a two-year period following termination of my employment, I shall be compensated at a rate per hour equal to the basic salary I revceived from the Company at the time of termination and shall be reimbursed for reasonable out-of-pocket expenses incurred in rendering the services.

GENERAL

   If I am employed by an affiliate of the Company and have not entered into a superseding agreement with my new employer covering the subject matter of this Agreement, then this Agreement shall continue in effect and my new employer shall be termed "the Company" for all pruposes hereunder and shall have the right to enforce this Agreement as my employer. In the event of any subsequent employment by the Company or any other affiliate, my new employer shall succeed to all rights under this Agreement so long as such employer shall be an affiliate of the Company and so long as this Agreement has not been superseded.

   As used in this Agreement, an "affiliate" of the Company shall mean any parent of subsidiary of the Company, any company owned or controlled by any parent of the Company as well as any subsidiary of such companies and any company or corporation with which the Company has a contractual or ongoing business relationship which requires the Company and such other company or corporation to agree to noncompetition or non-disclosure covenants similar to or the same as those contained herein.

   The Company and I shall have the right to terminate my employment at any time by giving at least 30 days written notice to the other party; provided, however, the Company may terminate my employment without notice at any time for any cause deemed by it to be a breach of my employment duties or of any of my obligations under this Agreement. The Company, at its option, may elect to pay my salary for the notice period instead of continuing my active employment during that period.

   I hereby acknowledge that damages for the violation of the provisions contained in this Agreement will not give fill and sufficient relief to the Company, and I agree that in the event of any violation of any of said provisions the Company shall be entitled to injunctive relief against violation thereof, in addition to any other rights it may have by reason of said violation.

   This Agreement shall be interpreted under the laws of the State of Missouri. If any provision of this Agreement is held invalid in any respect, it shall not affect the validity of any other provision of this Agreement. If any provision of this Agreement is held to be unreasonable as to time, scope or otherwise, it shall be construed by limiting and reducing it so as to be enforceable under then applicable law.

This agreement shall supercede any and all previous employment agreements between the company and me.



This Agreement is signed in duplicate, as of the 30th day of August, 1982.



SIGMA CHEMICAL COMPANY

By /s/ Carl T. Cori                       /s/ Peter A. Gleich
  ------------------------------------    --------------------------------------
                                          Signature of Employee

    Carl T. Cori                             Peter A. Gleich
--------------------------------------    --------------------------------------
Typed Name and Title                      Typed Name of Employee